Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Civeo Corporation of our report dated March 13, 2015 with respect to the consolidated financial statements of Civeo Corporation, included on pages 76 through 110 of this Annual Report on Form 10-K.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-196292) pertaining to the 2014 Equity Participation plan of Civeo Corporation of our report dated March 13, 2015, with respect to the consolidated financial statements of Civeo Corporation incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2014.

 /s/ Ernst & Young LLP

Houston, Texas
March 13, 2015